Exhibit 99.1

  FBL Financial Group Provides 2006 Earnings Guidance and Schedules
                 Fourth Quarter 2005 Earnings Release

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Jan. 11, 2006--FBL Financial Group, Inc. (NYSE:FFG) today announced its earnings guidance for 2006 and scheduled its fourth quarter 2005 earnings release, conference call and webcast. This earnings guidance is subject to volatility resulting from a number of factors, including mortality experience and investment results.
    2006 Earnings Guidance. FBL expects full year 2006 net income and operating income to be within a range of $2.40 to $2.50 per common share. The earnings guidance for 2006 reflects the following expectations by FBL:

    -- It is anticipated that the volume of business in force with FBL subsidiary Farm Bureau Life Insurance Company will continue to grow and be a positive contributor to the increase in 2006 earnings.

    -- FBL subsidiary EquiTrust Life Insurance Company is expected to further expand its independent distribution channel and grow sales. Scale continues to build with 2005 premiums collected of $902 million, a 91 percent increase over 2004 premiums collected of $472 million, and a 2006 premiums collected target of $1.2 billion. Results for this growing channel have been in the breakeven range and are expected to be neutral to earnings for 2005. Over time, it is anticipated that this unit will add incrementally to earnings with income expected in 2006.

    -- In connection with the 2005 closing of a processing unit and certain workforce reductions, FBL expects to achieve pre-tax annual savings of approximately $4,000,000, which is $0.09 per share on an after-tax basis. A portion of these savings began to emerge during the fourth quarter of 2005.

    -- FBL's 2005 earnings results have been positively impacted by investment fee income, which includes income from bond calls, tender offers and mortgage loan prepayments. For the nine months ended September 30, 2005, this fee income totaled $6.2 million. FBL expects less investment fee income in 2006 with approximately $0.01 per share per quarter anticipated.

    "We're optimistic about 2006 and FBL Financial Group's long-term growth potential," said Bill Oddy, Chief Executive Officer. "Farm Bureau Life continues to be focused on being as efficient as possible while generating consistent, predictable and sustainable growth and profits, and the development and growth of our independent distribution channel through EquiTrust Life, which will contribute to earnings in 2006, adds greater balance and diversification to our organization."
    FBL Financial Group most recently provided 2005 earnings guidance in conjunction with its third quarter 2005 earnings announcements and stated that it expects to exceed its already upwardly revised full year 2005 net income and operating income guidance of $2.15 to $2.25 per share.
    In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized/unrealized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. Realized gains or losses on investments and unrealized gains and losses on derivatives are expected in 2006, but cannot reasonably be estimated and are not included in FBL's 2006 earnings guidance.
    Fourth Quarter 2005 Earnings Schedule. FBL Financial Group, Inc. will announce its fourth quarter 2005 earnings after the close of market on Monday, February 6, 2006. The fourth quarter earnings release and financial supplement will be posted on the FBL Financial Group Web site (www.fblfinancial.com) at that time.
    FBL will hold a conference call to discuss fourth quarter 2005 earnings on Tuesday, February 7, 2006 at 11:00 a.m. ET. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.fblfinancial.com. The call may also be accessed by telephone at
(800) 289-04943. A transcript of the prepared comments from the call, as well as an audio replay, will be available shortly after the call on FBL's Web site. An audio replay will also be available via telephone through February 12, 2006 by calling (888) 203-1112 and inputting code 4253904 when prompted.

    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially are detailed in FBL's reports filed with the Securities and Exchange Commission and include interest rate changes, competitive factors, volatility of financial markets, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable. No assurance can be given that the assumptions will prove to be correct.
    FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) growth through its traditional Farm Bureau Life distribution channel, (2) growth in EquiTrust Life through independent and other distribution channels and
(3) acquisitions or consolidations.

    FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Investor Relations:
             Kathleen Till Stange, 515-226-6780
             Kathleen.TillStange@FBLFinancial.com